EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on
Schedule 13D/A, dated December 3, 2008 (the "Schedule
13D/A"), with respect to the Common Stock, par value $1.00
per share, of Wilshire Enterprises, Inc., is and any amendments executed by us shall be, filed on behalf of each of us
pursuant to and in accordance with the provisions of
Rule 13d-1(k) under the Securities Exchange Act of
1934, as amended, and that this Agreement shall be
included as an exhibit to the Schedule 13D and each
such amendment. Each of the undersigned agrees to be
responsible for the timely filing of the Schedule 13D
and any amendments thereto, and for the completeness
and accuracy of the information concerning itself
contained therein. This agreement may be executed in
any number of counterparts, all of which taken
together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the 4th day of December, 2008.

By:	/s/ Nickolas W. Jekogian III
NICKOLAS W. JEKOGIAN III

NWJ APARTMENT HOLDINGS CORP.

By:	/s/ Nickolas W. Jekogian III
By: Nickolas W. Jekogian III
Title: President